Exhibit 10.11

To:	Mike Sturgeon
From:	WSTC Comp. Committee
Date:	March 13, 2006
Re:	2006 Compensation Plan – Exhibit A

The compensation plan for 2006 while you are employed as Executive Vice-President of Sales and Marketing for West Corporation is outlined below:
1.	Your base salary will be $265,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.
2.	You are eligible to earn up to a $250,000 annual performance bonus for achieving West’s Communication Services and West Asset Management contingency (no purchase collections) aggregate revenue achieving (pre-elimination) plan of $1.04B. The percent of plan achieved will apply to this bonus calculation provided a minimum of 85% or $884M is achieved. This bonus will not exceed $250,000. Up to $46,875 of this bonus will be available to be paid quarterly and the total bonus will be trued up at the end of the year.
3.	An additional bonus for Communication Service revenue dollars which exceed Bonus Objective will be bonused at .005. Revenue in WAM contingency that exceeds Bonus Objective will be bonused at a rate factor of .01. These excess bonuses will be calculated at the end of 2006 and will be paid no later than February 28, 2007.
4.	A maximum of 75% of the bonus calculation will be paid thirty (30) days after the end of the quarter. A negative quarterly calculation will result in a loss carry forward and will be trued up each quarter and the total (100%) bonus true up will occur at the year end 2006 and will be paid no later than February 28, 2007.
5.	In addition, if West Corporation achieves its 2006 Net Income objective, you will be eligible to receive an additional one-time bonus of $50,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.
6.	All objectives are based upon West Corporation operations and will not include revenue derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.
7.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance.
8.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

/s/ Mike Sturgeon
Employee – Mike Sturgeon